EXHIBIT 11

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

DIXIE YARNS, INC. AND SUBSIDIARIES

(amounts in thousands, except per share data)
                                                           Year End
                                            December 28,   December 30,    December 31,
                                                1996           1995            1994
PRIMARY:
  Net loss                                    $(11,213)      $(52,179)       $(3,227)


  SHARES:
    Weighted average number of common
      shares outstanding assuming
      conversion of Class B Common Stock        11,200         11,744         12,249
    Net effect of dilutive stock
      options based on the treasury
      stock method using average market
      price                                        ---            ---             34
    Net effect of put option based
      on the reverse treasury stock
      method using average market price            ---            ---            988
                               TOTAL SHARES     11,200         11,744         13,271
  PER SHARE AMOUNT                            $  (1.00)      $  (4.44)       $  (.24)

FULLY-DILUTED:
  Net loss                                    $(11,213)      $(52,179)       $(3,227)
  After-tax interest requirement of
    convertible subordinated debentures (A)        ---             ---           ---

                  ADJUSTED NET LOSS           $(11,213)      $(52,179)       $(3,227)

  SHARES:
    Weighted average number of common
      shares outstanding assuming
      conversion of Class B Common Stock        11,200         11,744         12,249
    Net effect of dilutive stock options
      based on the treasury stock method
      using year-end market price if higher
      than the average market price                ---            ---             34
    Net effect of put option based on
      the reverse treasury stock method
      using year-end market price if lower
      than the average market price                ---            ---          1,568
    Effect of assumed conversion of
      convertible subordinated
      debentures(A)                                ---            ---            ---
                               TOTAL SHARES     11,200         11,744         13,851
  PER SHARE AMOUNT (B)                        $  (1.00)      $  (4.44)       $  (.23)

A) The assumed conversion of convertible subordinated debentures into 1,391 shares with an after-tax interest requirement of $1,895 for the years ended December 28, 1996,
December 30, 1995 and December 31, 1994, has been excluded from the computation since the effect was anti-dilutive.

B) Fully diluted earnings per share for 1994 reported as $(.24) due to calculated earnings per share reflecting anti-dilution.
